UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2019

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Klarabergsviadukten 70, Section B, 7th Floor,

Box 70381,

SE-107 24, Stockholm, Sweden

(Address and Zip Code of principal executive offices)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 1, 2019, Autoliv, Inc. (“Autoliv”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Cevian Capital II GP Limited (“Cevian”). Pursuant to the Cooperation Agreement, Autoliv agreed to take action to nominate Min Liu (or another designee of Cevian) for election to Autoliv’s board of directors (the “Board”) at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) and future annual meetings of Autoliv subject to certain terms and conditions.

The appointment of Ms. Liu (or a replacement designee of Cevian) to the Board and her inclusion on future slates of directors during the Standstill Period (defined below) is conditioned upon Cevian owning at least 8% of the outstanding shares of Autoliv common stock. Ms. Liu will offer resignation from the Board if Cevian no longer owns at least 8% of the then-outstanding shares of common stock of Autoliv.

Under the terms of the Cooperation Agreement, Cevian has agreed to certain standstill restrictions including restrictions on Cevian (i) acquiring more than 19.9% of Autoliv’s common stock, (ii) soliciting or granting proxies to vote shares of Autoliv’s common stock, (iii) initiating stockholder proposals for consideration by Autoliv’s stockholders, (iv) nominating directors for election to the Board, (v) making public announcements or communications regarding a plan or proposal to the Board and (vi) submitting proposals for or offers of certain extraordinary transactions involving Autoliv, in each case, subject to certain qualifications or exceptions.

The foregoing standstill restrictions will begin upon Ms. Liu’s election to the Board and terminate automatically upon the earliest of (i) 30 days following the time Ms. Liu (or any replacement designee) no longer serves on the Board, (ii) the fifth business day after Cevian delivers written notice to Autoliv of a material breach of the Cooperation Agreement by Autoliv if such breach is not cured within the notice period, (iii) the announcement by Autoliv of a definitive agreement with respect to certain transactions that would result in the acquisition by any person or group of more than 50% of the outstanding shares of Autoliv’s common stock, or (iv) the commencement of certain tender or exchange offers which if consummated would result in the acquisition by any person or group of more than 50% of the outstanding shares of Autoliv’s common stock (the “Standstill Period”). The Cooperation Agreement will terminate upon the expiration of the Standstill Period or any other date established by mutual written agreement of the parties.

The Cooperation Agreement contains mutual non-disparagement provisions and requires Cevian to keep confidential any non-public information it receives by reason of Ms. Liu’s role as a director and to abstain from trading in securities in violation of applicable law while in possession of confidential or material non-public information.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Cooperation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. A copy of the press release announcing the Cooperation Agreement is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 8.01	Other Events.

The Board nominated Mikael Bratt, Jan Carlson, Hasse Johansson, Leif Johansson, David Kepler, Franz-Josef Kortüm, Xiaozhi Liu, James Ringler, and Ted Senko for re-election to the Board at the 2019 Annual Meeting, which will be held on May 7, 2019. In connection with its nomination of Ms. Liu for election at the 2019 Annual Meeting, the Board also approved an increase in the size of the Board from nine to ten members effective as of the open of the polls at the 2019 Annual Meeting.

Item 9.01	Financial Statements and Exhibits.

(d) EXHIBITS

10.1	Cooperation Agreement, dated March 1, 2019, between Autoliv, Inc. and Cevian Capital II GP Limited.

99.1	Press Release of Autoliv, Inc. dated March 1, 2019.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Cooperation Agreement, dated March 1, 2019, between Autoliv, Inc. and Cevian Capital II GP Limited.

99.1	Press Release of Autoliv, Inc. dated March 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLIV, INC.

By:	/s/ Anthony J. Nellis
Name:	Anthony J. Nellis
Title:	Executive Vice President, Legal Affairs and
General Counsel

Date: March 1, 2019